Exhibit 99.1

Coldwater Creek issues revised second half earnings guidance

Board approves stock repurchase program

Sandpoint, ID, October 11, 2007 – Coldwater Creek (NASDAQ: CWTR) today announced that, based on operating results to date in the third quarter, it is lowering its previously issued earnings guidance for the second half of fiscal 2007.

•	For the third quarter of 2007, the company now expects sales to be in the range of $260 million to $265 million, and a loss per share for the same period in the range of ($0.11) to ($0.13).

•	Sales for the fourth quarter of 2007 are expected to be in the range of $360 million to $365 million, and breakeven earnings for the same period.

•	For the second half of fiscal 2007, the company now expects sales to be in the range of $620 million to $630 million, and a loss per share in the range of ($0.10) to ($0.12).

•	The company expects third and fourth quarter inventory levels to decrease on a per-square-foot basis versus the prior year levels.

In addition to an increasingly promotional environment, the company has experienced declining traffic throughout the third quarter. At the same time, the company continues to experience increased conversion rates on a year-over-year basis.

“We are clearly disappointed in the current business trends, including continued lower customer traffic and a highly promotional environment, the combination of which is likely to result in negative net income and earnings per share performance in the third quarter,” said Dan Griesemer, chief executive officer-elect for Coldwater Creek.

Commenting on the fourth quarter, Griesemer added: “Recognizing the challenging business environment and current traffic trends, we are staying focused on our commitment to deliver compelling product and outstanding service to our customers, while we are vigorously implementing further expense reductions.”

Coldwater Creek also announced today that its Board of Directors has authorized a program to repurchase up to $75 million of its common stock over the next 12 months. Purchases under the program may be made from time-to-time in the open market, through privately negotiated transactions, through block trades, Rule 10b5-1 trading plans or other available means. There is no minimum or maximum number of shares to be repurchased under the program and the program may be discontinued at any time, without prior notice.

Commenting on the decision to implement a stock repurchase program, Dennis Pence, chairman of the board said: “We remain confident in the company’s long-term growth prospects. We have a healthy balance sheet and the fundamentals of our business remain strong. As such, the Board of Directors and the company believe the current market price of Coldwater Creek’s stock does not reflect the company’s long-term value. The Board’s decision to implement a stock repurchase program underscores our financial strength, and the program represents an excellent opportunity to enhance shareholder value over the long-term.”

The company will be discussing this updated guidance in a conference call on Friday, October 12, 2007 at 9:00 a.m. (Eastern). To listen to the live Web cast, log on to http://www.videonewswire.com/event.asp?id=43195. Also, a link to the live Web cast of the call is provided in the Investor Relations section of the company’s Web site at http://www.coldwatercreek.com/. The call will be archived from approximately one hour after the conference call until midnight on Friday, November 2, 2007. The replay can be accessed by dialing 719-457-0820 and giving the pin number 8601547. A replay and transcript of the call will also be available in the Investor Relations section of the company’s Web site.

Coldwater Creek is an integrated triple-sales-channel retailer of women’s apparel, jewelry, gifts and accessories through a growing number of premium retail stores located across the United States, an e-commerce web site at www.coldwatercreek.com and direct-mail catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to our projected third quarter and fourth quarter 2007 sales and earnings per share. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

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the inherent difficulty in forecasting consumer buying and retail traffic patterns and trends, which may be affected by factors beyond our control, such as increased promotional activity and erratic traffic patterns in the specialty retail marketplace, as well as weather, economic, political and competitive conditions, and the possibility that because of poor customer response we may be required to sell merchandise at lower than expected margins, or at a loss;

•	our ability to successfully implement our planned retail rollout strategy;

•	our potential inability to recover fixed costs associated with our retail expansion due to sluggish sales;

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unanticipated increases in mailing and printing costs; consumer privacy concerns about purchasing merchandise over the Internet or potential external or internal infrastructure system failures affecting our e-commerce website;

•	uncertainties related to managing expanding operations and the complexities of our multi-channel strategy;

•	the cost of additional overhead that may be required to expand our brand; and

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such other factors as are discussed in our Quarterly Reports on Form 10-Q, as may be amended, and in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”).

We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

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Contact:

COLDWATER CREEK INC.

Marie Hirsch

Director of Investor Relations

208-265-7354